PRESS RELEASE

                                             PEOPLES TELEPHONE COMPANY, INC.
                                                        2300 N.W. 89TH PLACE
                                                        MIAMI, FLORIDA 33172
                                                              (305) 593-9667

FOR IMMEDIATE RELEASE

Contact:  Robert D. Rubin, President, or
          Bonnie Biumi, Chief Financial Officer
          (305) 593-9667, ext. 131 or 232

          Alexandra Magnuson
          Edelman Financial
          (212) 704-8172

                   PEOPLES TELEPHONE COMPANY, INC. ANNOUNCES
                    PROPOSED PREFERRED EQUITY INVESTMENT BY
                              UBS CAPITAL CORP.

MIAMI, FL, July 5, 1995 -- PEOPLES TELEPHONE COMPANY, INC. (NASDAQ:PTEL) announced today that it has entered into an agreement with UBS Capital Corporation to sell 150,000 shares of the Company's Cumulative Convertible Preferred Stock for a total investment of $15 million. The Cumulative Preferred Stock will cumulate dividends at an annual rate of 7% (subject to increase under certain circumstances), which will be payable in cash or, at the Company's option during the first three years after issuance, continue to cumulate. The Cumulative Stock will initially be convertible, at the option of the holders, into 2,857,143 shares of Common Stock of the Company at an exercise price of $5.25 per share, subject to certain antidilution adjustments. In addition, the Cumulative Preferred Stock will be subject to mandatory redemption ten years after issuance and, in the event of a change in control, to redemption, at the option of the holders, at its liquidation preference plus accrued and unpaid dividends. The investment is subject to various conditions, including the completion of the Company's previously announced private placement of Senior Notes and is expected to close simultaneously with such financing.

       Pursuant to the terms of the Cumulative Preferred Stock, subject to certain minimum share ownership requirements, the initial holders of the Cumulative Preferred Stock shall be entitled to elect an aggregate of two members of the six member Board of Directors of the Company.

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       In connection with the transaction, the Company has agreed to certain affirmative and negative covenants with respect to conduct of the business, among other matters. In particular, absent approval of 75% of the members of the Board of Directors of the Company, the Company will be restricted from entering into a number of transactions outside of the ordinary course of business (including certain acquisitions and dispositions of assets).

       Mr. Jeffrey Hanft, Chairman and Chief Executive Officer of the Company, said: "The Company welcomes this infusion of equity by UBS Capital and the benefit of their expertise and participation on the Board of Directors."

       UBS Capital Corporation is a wholly-owned merchant banking subsidiary of UBS Securities which is a wholly-owned subsidiary of Union Bank of Switzerland.

       Peoples Telephone Company, the nation's largest independent provider of public pay telephone services, owns and operates in excess of 40,000 public pay telephones in 41 states.

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